Exhibit 99.1

FSP 50 South Tenth Street Corp.

FSP 50 South Tenth Street Corp. (the "Company") has declared a dividend in the amount of $1,750 per share of preferred stock, representing property operations for the quarter ended December 31, 2009.  The dividend will be payable on February 19, 2010 and will be distributed by the Company’s transfer agent, American Stock Transfer & Trust Co. (“AST”).  NOTE:  if your investment is in a retirement account, the dividend will be sent to your custodian or plan administrator.

The Company owns a twelve story, multi-tenant Class “A” building containing approximately 486,000 square feet of office and retail space located in the Central Business District (“CBD”) of Minneapolis, Minnesota.  The property’s occupancy dipped slightly during the fourth quarter of 2009 from 99% to 97% due to the expiration of an office lease at the end of November and the termination of a small retail lease during the same period.  Other than this anticipated vacancy, the property performed smoothly during the quarter and in line with management’s expectations.

Although the property has suffered no direct material impacts as a result of the national economic crisis and, as noted above, is 97% leased, management continues to monitor market wide leasing and related activity as well as any impacts of the economic downturn in the downtown Minneapolis office market.  As noted in previous quarters, management has been contacted by several small retail tenants seeking a dialogue with management to discuss measures and/or modifications to lease terms to provide short-term relief during a very difficult retail market.  To date, other than the early termination of a small retail lease, no other modifications to lease terms have been necessary.  Management, through its local representatives, continues to monitor performance and needs on a regular basis and is working with some of the smaller retail tenants to identify strategies for improving their visibility in an ongoing effort to enhance the overall performance of the property’s retail tenants.  The slowdown in the general economy notwithstanding, the property continues to enjoy a very strong position in the office market and has been successful in maintaining its high occupancy and achieving its asking rates for new and renewal office lease deals.  Of the 61,558 square feet of leases expiring in 2009 and 2010, ten leases totaling 44,500 square feet have already been renewed, and there continues to be strong interest in the property from both retail and office prospects, and management is in discussions with several to backfill both the office and retail spaces vacated during the fourth quarter.  Additionally, management is continuing its discussions with those existing tenants whose leases expire in 2010 and is optimistic about the chances of renewing.

Throughout 2009 management evaluated its operations both for greater energy efficiency and more active and proactive sustainability practices.  In addition to our ongoing Energy Star certification, management has concluded that the property is in a strong position for the US Green Building Council’s (“USGBC”) LEED certification program.  During 2010 we intend to register the property with the USGBC and pursue a level of LEED certification commensurate with the property’s position in the market and other factors.  We anticipate completing the certification process during 2010 and will apprise shareholders of our progress and level of certification through these quarterly letters.

The Company’s annual filing on Form 10-K will be submitted to the SEC within approximately 90 days after year end, and you will be able to access the document via the SEC’s website.  However, a copy of the Annual Report will be made available directly to you.  To view Company filings with the SEC, access the following link:

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001379075

If the link does not work properly, go to www.sec.gov, Filings & Forms, Search for Company Filings; Company or fund name, ticker symbol, CIK (Central Index Key), file number, state, country, or SIC (Standard Industrial Classification); Company Name:  type FSP 50 South (no need to type complete name, but be sure to include FSP); click on Find Companies at bottom of page and you should be brought to the correct location to view filings.

Please feel free to contact your FSP Investment Executive (800-950-6288) with any questions you may have.

FSP 50 South Tenth Street Corp. - Dividend Summary

QUARTER ENDING	DIVIDEND PER SHARE	TOTAL DIVIDENDS PAID	ANNUALIZED YIELD*

(11/08-12/31)
12/31/2006	$ 900	$ 630,000	6.0%
03/31/2007	$1,751	$1,225,700	7.0%
06/30/2007	$1,752	$1,226,400	7.0%
09/30/2007	$1,757	$1,229,900	7.0%
12/31/2007	$1,764	$1,234,800	7.1%
03/31/2008	$1,857	$1,299,900	7.4%
06/30/2008	$1,750	$1,225,000	7.0%
09/30/2008	$1,750	$1,225,000	7.0%
12/31/2008	$1,750	$1,225,000	7.0%
03/31/2009	$1,750	$1,225,000	7.0%
06/30/2009	$1,750	$1,225,000	7.0%
09/30/2009	$1,750	$1,225,000	7.0%
12/31/2009	$1,750	$1,225,000	7.0%

*Yield based on original offering amount of $70,000,000 and $100,000/share

Forward-Looking Statements

Statements made in this letter that state the Company’s or management's intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  This letter may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements.  Accordingly, readers are cautioned not to place undue reliance on forward-looking statements.  Readers are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, disruptions in the debt markets, economic conditions, risks of a lessening demand for the real estate owned by us, changes in government regulations and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments.  Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  We will not update any of the forward-looking statements after the date of this letter to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.